                                                                    EXHIBIT 3.01


               FILED
       IN THE OFFICE OF THE
     SECRETARY OF STATE OF THE
          STATE OF NEVADA

            APR 09 1998
            No C7977.98

          /s/ Dean Heller
  DEAN HELLER, SECRETARY OF STATE

                            ARTICLES OF INCORPORATION

                                       OF

                       Motorcycle Centers of America, Inc.

      Pursuant to the provisions of the Nevada Private Corporations Act (Ch. 78, NRS, as amended), the undersigned Corporation hereby adopts the following Articles of Incorporation:

      FIRST. The name of the Corporation is Motorcycle Centers of America, Inc.

      SECOND. OFFICE: Its principal office in the State of Nevada is located at Suite 3, 251 Jeanell Drive, Carson City, Nevada 89703. The name and address of its resident agent is Corporate Advisory Services, Inc., Suite 3, 251 Jeanell Drive, Carson City, Nevada 89703.

      THIRD. PURPOSE: The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

      To engage in any lawful activity and to manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with minerals, goods, wares and merchandise and personal property of every class and description.

      To hold, purchase and convey real and personal estate and mortgage or lease any such real and personal estate with its franchises and to take the same by devise or bequest.

      To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

      To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to, or useful in connection with, works of art or any other business of this Corporation.

      To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by any other corporation or corporations of this state, or any other state or government, and while owner of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.


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      To borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge, or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful objects.

      To purchase, hold, sell and transfer shares of its own capital stock, and use therefor its capital, capital surplus, surplus, or other property or funds; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further, that shares of its own capital stock belonging to it shall not be voted upon, directly or indirectly, nor counted as outstanding, for the purpose of computing any stockholders' quorum or vote.

      To conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in this state, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and in any foreign countries.

      To do all and everything necessary and proper for the accomplishment of the objects hereinbefore enumerated or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects hereinbefore set forth.

      The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause in these articles of incorporation but shall be regarded as independent objects and purposes.

      FOURTH. CAPITAL STOCK: The amount of the total authorized capital stock of the corporation is Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) consisting of Two Hundred and Fifty Million (250,000,000) shares of one class of common stock of the par value of One Mill ($.001) each; and Forty Million (40,000,000) shares of preferred stock of the par value of Ten Cents ($.10) each, to have such classes, series and preferences as the Board of Directors may determine from time to time.

      Any and all capital stock issued by the Corporation will be issued in either registered or bearer form, as may be directed by the Board of Directors from time to time, and the fixed consideration for which has been paid and delivered shall be deemed fully paid and not liable for any further call or assessment thereon, and the holders of such stock shall not be liable for any further assessments.


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        There shall be no preemptive rights in connection with the acquisition any capital stock of the Corporation.



        FIFTH DIRECTORS:  The governing board of this Corporation shall be known
        ----- ---------
as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this Corporation, provided that the number of directors shall not be reduced to less than one (1).

        The name and post office address of the first board of directors, which shall be one (1) in number, is as follows:

        NAME                    POST OFFICE ADDRESSES
        ----                    ---------------------

        Jay Boisdrenghein       6909 South Holly Circle
                                Suite 235
                                Englewood, CO 80112

        SIXTH. INCORPORATORS:  The name and post office address of the
        ------ -------------
incorporator signing the articles of incorporation is as follows:

        David J. Wagner         8400 E. Prentice Ave.
                                Penthouse Suite
                                Englewood, Colorado 80111

        SEVENTH. TERM:  The Corporation is to have perpetual existence.
        -------- ----

        EIGHTH. AUTHORIZATIONS:  In furtherance and not in limitation of the
        ------  --------------
powers conferred by statute, the board of directors is expressly authorized:

        Subject to the by-laws, to make, alter or amend the by-laws of the Corporation.

        To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this Corporation.

        By resolution passed by a majority of the whole board, to designate one
(1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the board of directors.

        When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deems expedient, and for the best interest of the Corporation.

        NINTH. MEETINGS: Meetings of stockholders may be held outside the State
        -----  --------
of Nevada, if the by-laws provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

        TENTH. AMENDMENTS: This Corporation reserves the right to amend, alter,
        -----  ----------
change or repeal any provision contained in the articles of incorporation by majority vote of the shareholders and in the manner now or hereafter prescribed by statute, or by the articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

        ELEVENTH. VOTING: There shall be no cumulative voting permitted in any
        --------  ------
shareholder election of the Corporation.

        TWELFTH. INDEMNIFICATION: The Corporation shall indemnify and hold
        -------  ---------------
harmless the officers and directors of the Corporation from any and all liabilities or claims to the fullest extent now, or hereafter from time to time, permitted pursuant to the General Corporation Law of the State of Nevada.

        I, THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these


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articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of March, 1998.


                                        /s/ David J. Wagner
                                        -------------------
                                        DAVID J. WAGNER

STATE OF COLORADO       )
                        )  SS:
COUNTY OF ARAPAHOE      )


        On this 17th day of March, 1998, before me, a Notary Public, personally appeared DAVID J. WAGNER, who acknowledged that he executed the above instrument.


                                        /s/ Veronica Brownell
                                        ---------------------
                                        NOTARY PUBLIC

My Commission Expires: 7-15-2000


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        [LETTERHEAD OF STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE]

               FILED
       IN THE OFFICE OF THE
     SECRETARY OF STATE OF THE
          STATE OF NEVADA
            APR 09 1998
           No  C7977.98

          /s/ Dean Heller
  DEAN HELLER, SECRETARY OF STATE

                            CERTIFICATE OF ACCEPTANCE
                               OF APPOINTMENT BY
                                 RESIDENT AGENT

      In the matter of Motorcycle Centers of America, Inc.,
                       ------------------------------------
                              Name of Corporation

I, Corporate Advisory Service, Inc. with address at Suite #3,
   --------------------------------
          Name of Resident Agent

Street 251 Jeanell Drive,

City of Carson City, State of Nevada, Zip Code 89703,

hereby accept appointment as resident agent of the above-named corporation in accordance with NRS 78.090.

(mailing address if different: Same as Above)

April 6, 1998                                /s/ [ILLEGIBLE]  President
                                                 -------------------------------
                                                 Signature of Resident Agent

NRS 78.090. Except during any period of vacancy described in NRS 78.097, every corporation must have a resident agent, who may be either a natural person or a corporation, resident, or located in this state. Every resident agent must have a street address, where he maintains an office for the service of process, and may have a separate mailing address such as a Post Office Box, which may be different from the street address. The address of the resident agent is the registered office of the corporation in this state. The resident agent may be any bank or banking corporation or other corporation located and doing business in this state. The Certificate of Acceptance must be filed at the time of the initial filing of the corporate papers.
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                               SECRETARY OF STATE

                                     [SEAL]

                                CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that MOTORCYCLE CENTERS OF AMERICA, INC. did on April 9, 1998 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

                                     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on April 10, 1998.

[SEAL]

                                     /s/ Dean Heller

                                         Secretary of State


                                     By: /s/ [ILLEGIBLE]

                                         Certification Clerk